SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2005 (September 28, 2005)
BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-25601	77-0409517

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
1745 Technology Drive
San Jose, CA 95110

(Address, including zip code, of principal executive offices)
(408) 333-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 28, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of Brocade Communications Systems, Inc. (the “Company”) approved the implementation of certain compensation programs as part of the Senior Leadership Plan for fiscal years 2006 and 2007 for the Company’s Chief Executive Officer and the Company’s Section 16 officers.
     Under the terms of the approved plan, Michael Klayko (Chief Executive Officer), Don Jaworski (Vice President, Product Development), Ian Whiting (Vice President, Worldwide Sales) and Antonio Canova (Chief Financial Officer and Vice President, Administration) will be entitled to receive restricted shares of the Company’s common stock with a total value at the time of issuance to equal $780,000 for Mr. Klayko, $562,500 for Mr. Jaworski, $540,000 for Mr. Whiting and $525,000 for Mr. Canova, once the Company is current in its filings with the Securities and Exchange Commission. These shares do not vest until the second anniversary of the date of issuance of the shares, provided such executive officers remain employed by the Company through that date. This grant of restricted shares is in lieu of any stock options that would have otherwise been granted to such executive officers for fiscal 2006.
     In addition, these Section 16 officers will also be entitled to receive a cash bonus premium of up to 1 times and 0.5 times such executive officer’s annual target bonuses for 2006 and 2007, respectively. The cash bonus premium and underlying annual bonus are subject to achievement of revenue and operating margin targets and other Company and departmental financial, strategic and operational metrics to be approved by the Board of Directors.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Dated: October 4, 2005	By:	/s/ Antonio Canova
Antonio Canova
VP Administration and Chief Financial Officer